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                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                      (INCLUDING THE ASSOCIATED RIGHTS)
                                      OF
                         COMMUNICATIONS CENTRAL INC.
                                      BY
                          PHONETEL ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                         PHONETEL TECHNOLOGIES, INC.
                                      AT
                             $12.85 NET PER SHARE

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON WEDNESDAY, APRIL 16, 1997, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

   Enclosed for your consideration is an Offer to Purchase dated March 20, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by PhoneTel Acquisition Corp., a Georgia corporation (the "Purchaser"), which is a wholly owned subsidiary of PhoneTel Technologies, Inc., an Ohio corporation ("PhoneTel"), to purchase for cash all of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), including the associated rights to purchase shares of Common Stock (the "Rights" and, together with the Common Stock, the "Shares"), of Communications Central Inc., a Georgia corporation (the "Company"). We are the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

   Accordingly, we request your instructions as to whether you wish to tender any of or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

   Your attention is directed to the following:

     1. The offer price is $12.85 per Share, net to the seller in cash, without interest thereon.

     2. The Offer is being made for all outstanding Shares.

     3. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND DETERMINED THAT THE TERMS OF THE OFFER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, April 16, 1997, unless the Offer is extended.

     5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of shares which represents at least seventy-five percent (75%) of the Shares outstanding on a fully diluted basis, (ii) the receipt by PhoneTel of financing sufficient in amount to enable it and the Purchaser to consummate the Offer and the Merger (as defined in the Offer to Purchase) and to refinance certain indebtedness for

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    borrowed money of the Company and to pay related fees and expenses and
    (iii) the other conditions set forth in the Offer to Purchase. As used herein, "fully diluted basis" takes into account issued and outstanding Shares and Shares subject to issuance under outstanding stock options and warrants.

     6. Any stock transfer taxes applicable to a sale of Shares to the Purchaser pursuant to the Offer will be borne by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

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                       INSTRUCTIONS WITH RESPECT TO THE
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                      (INCLUDING THE ASSOCIATED RIGHTS)
                                      OF
                         COMMUNICATIONS CENTRAL INC.

   The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated March 20, 1997 and the related Letter of Transmittal, in connection with the offer by PhoneTel Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of PhoneTel Technologies, Inc., an Ohio corporation, to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), including the associated rights to purchase shares of Common Stock (the "Rights" and, together with the Common Stock, the "Shares"), of Communications Central Inc., a Georgia corporation.

   This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in such Offer to Purchase and related Letter of Transmittal.

Dated:        , 1997

                       NUMBER OF SHARES TO BE TENDERED*
                                        SHARES
                       -----------------
   I (we) understand that if I (we) sign this instruction form without indicating a lesser number of Shares in the space above, all Shares held by you for my (our) account will be tendered.

                         -----------------------------
                                 Signature(s)

                         -----------------------------
                                Print Name(s)

                         -----------------------------
                              Print Address(es)

                         -----------------------------
                        Area Code and Telephone Number

                         -----------------------------
                       Tax ID or Social Security Number


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* Unless otherwise indicated, it will be assumed that all Shares held by your firm for my (our) account are to be tendered.

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